UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, World Financial Center
New York, New York	10285
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 640-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On January 9, 2012, American Express Company (the “Company”) submitted its Comprehensive Capital Plan (“CCP”) to the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  The CCP included an analysis of performance and capital availability under certain adverse economic assumptions, as well as a capital distribution plan outlining the Company’s plans to return capital to shareholders through share repurchases of up to $4 billion during 2012 and up to $1 billion in the first quarter of 2013, as well as an increase in the Company’s quarterly dividend to $0.20 per share from $0.18 per share, subject to approval of the Company’s Board of Directors.

On March 13, 2012, the Company was informed that the Federal Reserve had no objections to the Company’s capital distribution plan. The actual number of shares that will be repurchased will be based on the Company’s business plans, financial performance and market conditions. As the Company has previously disclosed, its objective is to return to shareholders, on average and over time, approximately 50% of the capital it generates, through a combination of dividends and the repurchase of the Company’s common shares.  To facilitate repurchases, the Company may, from time to time, make purchases pursuant to one or more trading plans under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which allows the Company to repurchase common shares during periods when the Company might otherwise be prevented from doing so under applicable law or because of self-imposed trading blackout periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY (REGISTRANT)
By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date:  March 13, 2012